Exhibit 99.2

Aurora Technology Acquisition Corp. Announces Closing of $202 Million Initial Public Offering, Including Exercise of the Underwriters’ Over-Allotment Option

SAN FRANCISCO, CA – February 9, 2022 – Aurora Technology Acquisition Corp. (the “Company”) a newly organized blank check company incorporated as a Cayman Islands exempted company and led by Chairman and CEO, Zachary Wang, Co-vice Chairwoman and COO, Cathryn Chen, Co-vice Chairman and CFO, Yida Gao as well as additional Board Members Max Baucus, Jim Woolery, Sam Yam, Alec Hartman, and Paul Asquith, announced today that it closed its initial public offering of 20,200,000 units, which includes the partial exercise of the underwriters’ over-allotment option. The units were sold at a price of $10.00 per unit, resulting in total gross proceeds of $202,000,000. Each unit consists of one Class A ordinary share, one redeemable warrant and one right to receive one-tenth (1/10) of one class A ordinary share. Each redeemable warrant entitles the holder thereof to purchase one-half of one Class A ordinary share at a purchase price of $11.50 per whole share. Each ten (10) rights entitle the holder thereof to receive one Class A ordinary share at the closing of a business combination. The units began trading on the Nasdaq Global Market (“Nasdaq”) under the ticker symbol “ATAKU” on February 7, 2022. After the securities comprising the units begin separate trading, the Class A ordinary shares, warrants and rights are expected to be listed on Nasdaq under the ticker symbols “ATAK,” “ATAKW” and “ATAKR,” respectively.

Maxim Group LLC acted as sole book-running manager of the offering.

A registration statement relating to these securities was declared effective by the U.S. Securities and Exchange Commission (the “SEC”) on February 7, 2022. The offering has been made only by means of a prospectus. Copies of the prospectus relating to this offering may be obtained from Maxim Group LLC, 300 Park Avenue, 16th Floor, New York, NY 10022, or by accessing the SEC’s website, www.sec.gov.

This press release shall not constitute an offer to sell or the solicitation of an offer to buy, nor shall there be any sale of these securities in any state or jurisdiction in which such offer, solicitation or sale would be unlawful prior to registration or qualification under the securities laws of any such state or jurisdiction.

About Aurora Technology Acquisition Corp.

Aurora Technology Acquisition Corp. is a Cayman Island based blank check company formed for the purpose of effecting a merger, share exchange, asset acquisition, share purchase, reorganization or similar business combination with one or more businesses in any industry or geographic location, but intends to focus its search on high-growth technology companies based in North America and Asia (excluding China). The Company aims to prioritize target companies founded by Asian or Asian-American entrepreneurs who are building a global enterprise supported by forward thinking visions and innovative frontier technologies that include but are not limited to artificial intelligence, blockchain, quantum computing, and electric vehicles.

Forward Looking Statements

This press release contains statements that constitute “forward-looking statements,” including with respect to the initial public offering and search for an initial business combination. No assurance can be given that the net proceeds of the offering will be used as indicated. Forward-looking statements are subject to numerous conditions, many of which are beyond the control of the Company, including those set forth in the Risk Factors section of the Company’s registration statement for the initial public offering filed with the SEC. Copies are available on the SEC’s website, www.sec.gov. The Company undertakes no obligation to update these statements for revisions or changes after the date of this release, except as required by law.

Contact Information

Zachary Wang, CEO

Cathryn Chen, COO

Yida Gao, CFO

Email: info@auroraspac.com